Spidi & Fisch, PC ATTORNEYS AT LAW 1227 25th Street, NW Suite 200 West Washington, DC 20037 (202) 434-4660 Facsimile: (202) 434-4661

January 24, 2012

Board of Directors
Dimeco, Inc.
820 Church Street
Honesdale, PA 18431

Re:	Dimeco Inc. Amended and Restated Dividend Reinvestment Plan

Ladies and Gentlemen:

We have acted as special counsel to Dimeco, Inc., a Pennsylvania corporation (the “Company”), in connection with the proposed offering of up to 600,000 shares of its common stock, $0.50 par value (“Shares”), pursuant to the Dimeco, Inc. Amended and Restated Dividend Reinvestment Plan (the “Plan”) as described in Post-Effective Amendment No. 1 to the Form S-3 Registration Statement to be filed with the Securities and Exchange Commission (“Post-Effective Amendment No. 1”). In so acting, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. Capitalized terms used, but not defined, herein shall have the meanings given such terms in Post-Effective Amendment No. 1.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when Post-Effective Amendment No. 1 becomes effective and the Shares have been issued in accordance with the Plan, the Shares will be validly issued, fully paid and nonassessable.

This opinion is limited in all respects to matters of Federal law and the Pennsylvania Business Corporation Law, and we express no opinion as to the laws of any other jurisdiction.

This opinion is solely for your benefit and may not be relied upon by, nor may copies be delivered to, any other person without prior written consent. This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5 to Post-Effective Amendment No. 1. We also consent to the reference to our firm under the caption “Legal Opinion” in Post-Effective Amendment No. 1. In giving such consent we do not thereby admit we are in the category of persons whose consent is required under Section 7 of the Act.

Sincerely,

/s Spidi & Fisch, PC

Spidi & Fisch, PC